Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement (No. 333-257791) on Form S-1 of Immuneering Corporation of our report dated May 13, 2021, except for the stock split described in Note 13 as to which the date is July 23, 2021, relating to the consolidated financial statements of Immuneering Corporation Inc. and its subsidiary, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ RSM US LLP

Boston, Massachusetts

July 23, 2021